Exhibit 8.1

List of Subsidiaries

Name of Subsidiary	Jurisdiction of Incorporation
Sapiens International Corporation B.V.	Netherlands
Sapiens Israel Software Systems Ltd.	Israel
Sapiens Technologies (1982) Ltd.	Israel
Sapiens Americas Corporation	New York
Sapiens North America Inc.	Ontario, Canada
Sapiens (UK) Limited	United Kingdom
Sapiens France S.A.S.	France
Sapiens Deutschland GmbH	Germany
Sapiens Japan Co.	Japan
Sapiens Software Solution (IDIT) Ltd.	Israel
IDIT Europe N.V.	Belgium
IDIT APAC PTY. Limited	NSW, Australia
Sapiens (Singapore) Insurance Solution	Singapore
Sapiens Software Solution (Life and Pension) Ltd.	Israel
Sapiens (UK) Insurance Software Solutions Limited	United Kingdom
Sapiens NA Insurance Solutions Inc.	Delaware
Formula Insurance Solutions (FIS) France	France
FIS- AU Pty Ltd.	Australia
Neuralmatic Ltd.	Israel
Sapiens Software Solutions (Decision) Ltd.	Israel
Sapiens Decision NA Inc	United States
Knowledge Partners International LLC	United States
Sapiens (UK) Decision Limited	United Kingdom
Ibexi Solutions Private Limited	India
Ibexi Solutions Pte Limited	Singapore
Ibexi Solutions FZE	Dubai
Sapiens Software Solutions (Poland) Sp. z o.o. (formerly Insseco Sp. z o.o.)	Poland
Maximum Processing Inc.	Florida
4Sight Business Intelligence Inc.	Texas
StoneRiver, Inc.	Delaware
Sapiens Software Solutions (Denmark ApS)	Denmark
Sapiens Software Solutions Instanbul	Turkey
Sapiens SA PTY Ltd.	South Africa